CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information and to the use of our report dated July 27, 1999, in this Post-Effective Amendment Number 4 to the Registration Statement (Form N-1A)(No. 333-44423) of LM Institutional Fund Advisors II, Inc.

We also consent to the incorporation by reference therein of our report dated May 6, 1999 included in the 1999 Annual Report to shareholders of LM Value Institutional Portfolio and Brandywine Small Cap Value Portfolio.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
July 27, 1999